Exhibit 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE
CEO Approval ____________
For Further Information Contact:
Michael O. Moore
Executive Vice President
Chief Financial Officer
704-551-7201

CATO REPORTS 2Q EARNINGS
Provides 3Q Guidance

Charlotte, N.C. (August 17, 2004) – The Cato Corporation (NYSE: CTR) today reported net income of $8.2 million or $.39 per diluted share for the second quarter ended July 31, 2004, compared to net income of $7.7 million or $.30 per diluted share for the second quarter ended August 2, 2003. Net income increased 6% and earnings per diluted share increased 30% from last year. Sales for the second quarter were $197.1 million, a 5% increase over sales of $188.2 million last year. The Company’s second quarter comparable store sales decreased 1%.

For the six months ended July 31, 2004, the Company earned net income of $25.0 million or $1.20 per diluted share, compared with net income of $25.2 million or $.98 per diluted share for the six months ended August 2, 2003, a net income decrease of 1% and a per diluted share increase of 22%. Sales were $402.3 million for the first half of 2004, a 4% increase over sales of $385.5 million last year. Comparable store sales decreased 2% for the first half.

“Our second quarter earnings per share of $.39 exceeded our estimate of $.33 to $.38 due to an improved gross margin rate resulting from less markdowns than last year,” said John Cato, Chairman, President, and Chief Executive Officer.

The Company’s expectations for third quarter earnings per diluted share are in the range of $.05 to $.09 versus $.04 in 2003. These expectations are based on comparable store sales in the range of down 2% to up 2%. The Company’s earnings per diluted share in third quarter 2003

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

were negatively impacted by a charge of $.08 related to retirement agreements signed with the Company’s founders.

During the first half, the Company opened 30 stores and relocated 17 stores. The Company expects to open 80 new stores for the year, as compared to the original estimate of 90 new stores. As of July 31, 2004, The Cato Corporation operated 1,132 stores in 28 states, compared to 1,051 stores in 26 states as of August 2, 2003.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, everyday. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the third quarter and expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JULY 31, 2004 AND AUGUST 2, 2003
(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
	July 31,	%	August 2,	%	July 31,	%	August 2,	%
	2004	Sales	2003	Sales	2004	Sales	2003	Sales
REVENUES
Retail sales	$197,068	100.0%	$188,218	100.0%	$402,261	100.0%	$385,522	100.0%
Other income (principally finance, late fees and layaway charges)	3,816	1.9%	3,775	2.0%	7,824	1.9%	7,681	1.9%

Total revenues	200,884	101.9%	191,993	102.0%	410,085	101.9%	393,203	101.9%

GROSS MARGIN (Memo)	61,017	31.0%	55,602	29.5%	133,866	33.3%	125,908	32.6%
COSTS AND EXPENSES, NET
Cost of goods sold	136,051	69.0%	132,616	70.5%	268,395	66.7%	259,614	67.4%
Selling, general and administrative	47,387	24.0%	44,565	23.7%	93,210	23.2%	88,010	22.8%
Depreciation	5,091	2.6%	4,562	2.4%	10,070	2.5%	9,013	2.3%
Interest expense	167	0.1%	1	0.0%	329	0.1%	4	0.0%
Interest and other income	(656)	-0.3%	(1,888)	-1.0%	(1,162)	-0.3%	(3,018)	-0.8%

Cost and expenses, net	188,040	95.4%	179,856	95.6%	370,842	92.2%	353,623	91.7%

Income Before Income Taxes	12,844	6.5%	12,137	6.4%	39,243	9.7%	39,580	10.2%

Income Tax Expense	4,662	2.4%	4,406	2.3%	14,245	3.5%	14,368	3.7%

Net Income	$8,182	4.1%	$7,731	4.1%	$24,998	6.2%	$25,212	6.5%

Basic Earnings Per Share	$0.40		$0.30		$1.22		$0.99

Basic Weighted Average Shares	20,515,017		25,478,008		20,527,831		25,458,696

Diluted Earnings Per Share	$0.39		$0.30		$1.20		$0.98

Diluted Weighted Average Shares	20,880,031		25,888,333		20,890,832		25,850,621

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	July 31,	August 2,
	2004	2003	January 31,
	(Unaudited)	(Unaudited)	2004
ASSETS
Current Assets
Cash and cash equivalents	$29,439	$59,836	$23,857
Short-term investments	76,494	66,255	47,545
Accounts receivable — net	50,260	53,092	52,714
Merchandise inventories	86,355	79,998	97,292
Other current assets	6,047	7,181	5,992

Total Current Assets	248,595	266,362	227,400

Property and Equipment — net	114,783	113,131	114,367

Other Assets	10,194	9,617	9,806

TOTAL	$373,572	$389,110	$351,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$119,052	$88,014	$114,492
Noncurrent Liabilities	21,912	15,010	21,470
Long Term Debt	18,500	0	21,500
Stockholders’ Equity	214,108	286,086	194,111

TOTAL	$373,572	$389,110	$351,573

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